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                          INDEPENDENT AUDITORS' CONSENT

To the Shareholders and Board of Directors of First Eagle Funds:

We consent to the incorporation by reference, in this Prospectus and Statement of Additional Information, of our report dated Decemeber 19, 2000, on the statements of assets and liabilities, including the schedules of investments, for the First Eagle Fund of America and First Eagle International Fund (the "Funds") as of October 31, 2000, the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended with respect to First Eagle Fund of America, and for each of the years in the three year period then ended, the period from January 1, 1997 to October 31, 1997 and the year ended December 31, 1996 with respect to First Eagle International Fund. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Funds as filed on Form N-30D.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Custodian, Transfer and Dividend Disbursing Agent and Independent Auditors" and "Financial Statements" in the Statement of Additional Information.

                                                                        KPMG LLP

New York, New York
February 23, 2001